Exhibit 99.1

SAN DIEGO, Mar 27, 2003 (BUSINESS WIRE) — Royale Energy Inc. (ROYL) (Royl) today reported fourth quarter 2002 net income of $232,609 or four cents per diluted common share.

This compares to fourth quarter 2001 net loss of $1,575,270 or a net loss of 30 cents per fully diluted share.

For the full year, Royale reported a net loss of $137,036 or a net loss of 3 cents per fully diluted share compared to 2001 net income of $3,746,524 or 71 cents per fully diluted share. The company’s net production increased to 1,602,780 MCF in 2002 compared to 1,371,286 MCF in 2001, a 16.9% increase in natural gas production.

Don Hosmer, Royale CEO said: “The increase in fourth quarter 2002 earnings per share over third quarter 2002 shows a trend resulting from increasing production and higher prices.”

Stephen Hosmer, executive vice president and chief financial officer, stated, “The company’s improved condition will result in increased exploration activities and stronger growth in 2003.”

Royale Energy is an independent producer of natural gas and oil primarily in California. With headquarters in San Diego, the company applies modern computer-aided exploration technologies in the exploration and development of oil and/or natural gas.

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the forward-looking statements. While the company believes its forward-looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.